EXHIBIT (6)(h)


                     STATE STREET RESEARCH SECURITIES TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690

                                      Date:

State Street Research
  Investment Services, Inc.
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

      This letter is to confirm to you that State Street Research Securities Trust (the "Trust") has created new series of shares to be known as State Street Research Concentrated Large-Cap Value Fund and State Street Research Tax-Managed Small-Cap Fund (each referred to herein as the "Fund") and that pursuant to the Distribution Agreement between the Trust and you (the "Agreement"), you will serve as distributor and principal underwriter of the Fund (which shall be deemed a "Fund" under the Agreement) with respect to the sale of its classes of shares as described in its current prospectus and statement of additional information, including any additional classes as may be established from time to time. Shares of each class of the Fund will be sold at the "net asset value per share" of the Fund plus any applicable sales charge in accordance with the then current prospectus and statement of additional information of the Fund, as from time to time amended.

      The term "State Street Research Securities Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement dated January 25, 1994 (the "Master Trust Agreement"), as the same subsequently thereto has been, or subsequently thereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, assistant officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer or assistant officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the trust as provided in its Master Trust Agreement. The
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Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

      Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

                                    STATE STREET RESEARCH
                                    SECURITIES TRUST


                                    By: _____________________________


Accepted and Agreed To:

STATE STREET RESEARCH
INVESTMENT SERVICES, INC.


By: _______________________